May 29, 2025

David Vanston
7 Juneberry Lane.
Ridgefield, CT 06877

Dear Mr. Vanston,

Congratulations! We are pleased to extend to you this formal offer of employment for the position of Chief Financial Officer (CFO) at TOMI Environmental Solutions, Inc. You will report directly to **Dr. Halden Shane, Chief Executive Officer, and the Board of Directors.**

The Company offers a competitive compensation package which includes health, vision, and dental insurance as well as personal time off benefits, in accordance with company policy. The Company reserves the right to modify compensation plans and benefits at its discretion, as deemed appropriate.

Start Date

Your anticipated start date will be June 17, 2025, or a date mutually agreed upon.

Compensation

You will receive a base salary of $230,000 per annum, payable in accordance with the Company's regular semi-monthly payroll schedule and will be subject to tax withholdings and deductions as required by law.

You will also be provided with a monthly car allowance of $500.00. In addition, business-related mileage may be reimbursed at the current IRS standard mileage rate, contingent upon the submission of appropriate documentation in accordance with Company policy. Please note that mileage incurred for travel between your residence and Frederick, Maryland, as well as any temporary lodging prior to relocation, is not eligible for reimbursement.

Relocation Assistance

The Company will offer a lump sum payment of $15,000, payable within thirty (30) days following your relocation date. provided that your move is within one hour of the Frederick office location.

Signing and Retention Bonus

You will be granted 100,000 Restricted Stock Units (RSUs), with an additional 100,000 RSUs following the completion of your first year of employment, each subject to a three-year vesting schedule from the date of issuance.

Performance Bonus

You may be eligible for an annual discretionary bonus, up to 40% of the base salary, based on the Company and Individual performance, as determined by the Board of Directors or its Compensation Committee.

Subject to annual Board approval, you may be granted additional equity awards under the Company's equity incentive plan.

Expenses

The Company will reimburse you for reasonable and necessary business expenses incurred in the performance of your duties, in accordance with Company policy. All expenses above $500.00 must be preapproved by HR.

Benefits

You will be eligible to participate in the Company executive benefit programs. The Company offers a comprehensive benefits package, including Medical, Dental and Vision. Details of the 401K program are provided separately. All benefits and compensation are subject to the terms of applicable policies, which may be amended by the Company from time to time.

Holidays

The Company provides 9 or 10 paid holidays each year, depending on the calendar. You are eligible for all remaining Company holidays during the current calendar year. See attached holiday calendar for 2025.

Paid Time Off

You will be eligible for 20 paid days off, equivalent to four (4) calendar weeks of PTO annually. Any unused PTO will be accrued and paid out accordingly.

Technology:

You will be provided with an Apple iPhone and a computer for business use.

Work Location Frederick, Maryland/ On-Site Position (Not Hybrid)

Your primary work location will be at the Company's headquarters in Frederick, Maryland. The Company currently does NOT offer a hybrid work model. You are expected to be physically present in the office at least four (4) days per week, subject to business needs. This arrangement will be reviewed upon the completion of your first year of employment.

Termination/At-Will Employment

The Company may terminate your employment without cause by providing 3 months' written notice or payment in lieu thereof. This employment relationship is at will, and either party has the right to terminate the employment relationship at any time, with or without cause. Neither this letter nor any previous conversation should be construed in any manner as a contract or proposed contract of employment for any fixed term. Upon termination, you will be entitled to any accrued but unpaid salary and PTO, and any other benefits as required by applicable law, including the option of continued health coverage under COBRA, at your own expense.

Change in Control

In the event of a change in control of the Company that results in your involuntary termination after 18 months, you will be entitled to a lump sum payment of one and half (1 ½) times your annual salary. You will be eligible for COBRA coverage, at your own expense.

Confidentiality and Restrictive Covenants

As a condition of your employment, you will be required to sign the Company's standard Confidentiality and Intellectual Property Agreement which will be renewed every three years.

Additional Representations

By signing this letter, you confirm you (i) are not subject to or bound by any non-competition, non-disclosure, non-solicitation or other similar agreements that would impact the performance of the required job functions of the position being offered, (ii) do not have any conflicts of interest regarding your employment, such as your involvement in other activities or other employment and (iii) agree that this letter contains the only terms and conditions of your employment and that you have not relied upon any other promises or representation and (iv) acknowledge that any payments to you will be subject to applicable payroll taxes and withholdings.

You will be required to complete onboarding documentation and provide original documents to verify your employment eligibility in the United States within three (3) business days of your start date, as mandated by federal law.

Acceptance

Please indicate your acceptance of this offer by signing below. Should you have any questions, feel free to contact me directly. We are excited about the possibility of you joining our executive leadership team and look forward to your contributions.

Sincerely,

____

Dr. Halden Shane
CEO and Chairman of the Board
TOMI Environmental Solutions Inc.
May 27, 2025

Accepted and Agreed: pending acceptance by the Board of Directors.

____

David Vanston

05/29/2025
____

Date

CFO Job Description & Responsibilities (This Is a 4-5 Day a Week Frederick CFO Position)

Job Description: Chief Financial Officer (CFO)

Position Summary

The Chief Financial Officer (CFO) is a key member of the executive leadership team, responsible for overseeing all financial and strategic functions at TOMI Environmental Solutions, Inc.
This role provides hands-on leadership in financial planning, reporting, investor relations, and compliance, while supporting scalable growth and operational efficiency.

The CFO ensures the company maintains financial discipline, transparency, and accountability appropriate for a publicly traded entity. Responsibilities include overseeing Finance, Accounting, Capital Markets, SEC Reporting, Investor Relations, Treasury, Risk Management, and Internal Controls.

Key Responsibilities

Strategic Planning & Leadership

- Serve as a strategic partner to the CEO and executive team.
- Lead long-term financial planning and business modeling.
- Drive financial discipline and alignment across all departments.
- Evaluate M&A opportunities, lead due diligence, and support post-close integration.
- Implement key metrics and financial performance benchmarks.

SEC and Public Company Reporting

- Oversee preparation and filing of all SEC-required reports: Form 10-Q, Form 10-K, Form 8-K, DEF 14A, and Section 16 Filings (Forms 3, 4, 5) as applicable.
- Ensure compliance with applicable NASDAQ governance standards.
- Manage relationships with external auditors and legal counsel.
- Manage and oversee annual inventory count, and inventory for observation conducted by our third-party independent auditors.
- Oversee XBRL tagging and EDGAR/iXBRL filings.
- Draft all SEC-required reports, earnings releases, and earnings call scripts with the executive team.

Financial Reporting and Operations

- Direct all aspects of accounting and financial reporting.
- Maintain books and records in accordance with GAAP.
- Lead budgeting, forecasting, and variance analysis processes.
- Establish key financial KPIs and reporting dashboards.
- Build and manage the finance team, including hiring a Controller within six months.
- Upgrade financial systems and tools to meet growth and reporting needs.

Treasury and Cash Flow Management

- Oversee daily cash operations and liquidity planning.
- Maintain and update a rolling 13-week cash flow forecast.
- Manage banking relationships and credit facilities.
- Approve high-value disbursements and monitor payables/receivables.
- Provide oversight for working capital management.

Capital Markets and Investor Relations

- Support capital raising initiatives (e.g., Series B/C, PIPEs, ATM offerings, convertible instruments).
- Prepare and maintain investor materials and pitch decks.
- Build and maintain relationships with institutional investors, analysts, and financial partners.
- Assist in managing shareholder communications and investor inquiries.

Risk Management and Compliance

- Identify and monitor key financial and operational risks.
- Ensure compliance with tax, legal, and SEC regulatory requirements.
- Oversee insurance programs and general corporate risk mitigation.
- Ensure timely completion of audits and coordinate inventory observations with third-party auditors.
- Report on key risk matters to the Audit Committee and Board.

Corporate Operations and Administration

- Collaborate with the COO on major initiatives (e.g., automation, partnerships, contracts).
- Support ERP upgrades and process improvements to drive scale.
- Work with HR to ensure compliance and cost-effectiveness in compensation and benefits.
- Maintain accurate corporate and financial documentation for audit, legal, and investor use.